Exhibit 10.3
December 19, 2008
[Insert Name and Address]
Dear [Insert Name],
               Wintrust Financial Corporation (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or if the CPP Covered Period ends, this letter shall be of no further force and effect.
               For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. You shall not be entitled to any golden parachute payment during any “CPP Covered Period.” A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company, pursuant to the Company’s clawback policy, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2). For reference, certain affected Benefit Plans are set forth in Appendix A to this letter.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

•	“Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•	“Closing Date” means December 19, 2008.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
(5)	Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Illinois. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature. Capitalized terms used herein but not defined shall have the meaning set forth in the Participation Agreement.
               The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

WINTRUST FINANCIAL CORPORATION

By:
Name:	[Insert Name]
Title:	[Title]
Intending to be legally bound, I
agree with and accept the foregoing
terms on the date set forth below.

[Insert Name]
Date: December 19, 2008

APPENDIX A
1)	2007 Stock Incentive Plan (the “2007 Plan”)

2)	1997 Stock Incentive Plan (the “1997 Plan”)

3)	Each Restricted Stock Unit Award Agreement between you and the Company under the 2007 Plan or the 1997 Plan

4)	Each Nonqualified Stock Option Agreement between you and the Company under the 2007 Plan or the 1997 Plan

5)	Cash Incentive and Retention Plan

6)	Employee Stock Purchase Plan

7)	Amended and Restated Employment Agreement between you and the Company, dated as of December 19, 2008

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